EXHIBIT 11


                                CLX ENERGY, INC.
                       Computation of Net Income Per Share
                                   (Unaudited)


                                                  Three months
                                               ended December 31,
                                              --------------------
                                              2000            1999
                                              ----            ----

Net income                              $     87,458          31,414
                                          ==========      ==========

Weighted average number of common
  shares outstanding                      10,545,132      10,548,132

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                    166,667          42,857
                                          ----------      ----------

                                          10,711,799      10,590,989
                                          ==========      ==========

 Net income (loss) per share:
    Basic                               $       0.01            0.00
                                          ==========      ==========

    Diluted                             $       0.01            0.00
                                          ==========      ==========
